43





                     STOCK PURCHASE AGREEMENT



           This Stock Purchase Agreement dated September , 1993 is entered into among HYUNDAI ELECTRONICS INDUSTRIES CO., LTD., a Korean corporation ("HEI"), HYUNDAI HEAVY INDUSTRIES CO., LTD., a Korean corporation, HYUNDAI CORPORATION, a Korean corporation, and HYUNDAI MERCHANT MARINE CO., LTD., a Korean corporation, (collectively, the "Purchasers"), and MAXTOR CORPORATION, a Delaware corporation ("Maxtor").

           Maxtor develops, manufactures and markets disk drive products for personal computers, workstations, notebooks and mobile computing devices. The Purchasers desire to purchase 19,480,000 shares of Class A common stock of Maxtor (the "Shares") and Maxtor desires to sell the Shares to the Purchasers on the terms and conditions set forth herein. Capitalized terms used herein are defined as set forth in Section 10.


SECTION 1.       PURCHASE OF THE SHARES

    1.1    The Shares; Purchase Price.

          The Purchasers severally agree to purchase the Shares at a price of $7.70 per Share or $149,996,000 in the aggregate (the "Purchase Price"). The number of Shares to be purchased by each Purchaser, and the portion of the Purchase Price to be paid by each, is set forth under its signature. The Shares will represent, on a pro forma basis giving effect to the issuance of the Shares, 39.84% of the outstanding voting stock of Maxtor as of August 31, 1993 (not including stock options, whether vested or unvested, or issued or unissued, or debenture conversions). The Shares will be convertible, at the Purchasers' election, into shares of unclassified common stock of Maxtor (the "Common Stock"). The Purchase Price shall be paid in cash in immediately available funds at the Closing.

     1.2    Closing.

          The closing of the purchase contemplated herein shall be consummated at a closing to be held as promptly as feasible after the satisfaction (or waiver) of all the conditions set forth in Sections 4 and 5, subject to any prior termination pursuant to Section 9.9. The consummation of such purchase is herein called the "Closing" and the date on which the Closing occurs the "Closing Date." At the Closing, no Shares will be purchased or sold unless all Shares are purchased and sold.

     1.3    Delivery of Certificates.

          At the Closing, Maxtor shall deliver to each of the Purchasers a certificate duly issued in the name of such Purchaser representing the number of Shares set forth under its signature.


SECTION 2.      REPRESENTATIONS AND WARRANTIES OF MAXTOR

          Maxtor hereby represents and warrants to each Purchaser that at the date hereof, except as set forth in the Disclosure Memorandum (which constitutes a part of the representations and warranties made in this Section 2) with reference to the Section or Sections in this Section 2 as to which the exception applies and except as may be waived in writing by the Purchasers:

     2.1     Organization, Good Standing and Qualification.

          Maxtor is a corporation duly organized, validly existing and in good standing under the law of Delaware and has all necessary power and authority under applicable corporate law to own its Properties and to carry on its business as now owned and operated by it. Maxtor is duly qualified as a foreign corporation to do business, and is in good standing, in each of the states listed in SCHEDULE 2.1. Any failure of Maxtor to be qualified as a foreign corporation to do business in states other than those so listed does not and will not, either individually or in the aggregate, have a Material Adverse Effect on Maxtor.

     2.2    Authority.

          Subject to Shareholder approval of, and the effectiveness of, the Restated Articles, Maxtor has full power, legal capacity and authority under applicable corporate law to enter into, perform and comply with this Agreement and all proceedings required to be taken by Maxtor to authorize the execution, delivery and performance of and compliance with this Agreement have been legally and properly taken.

    2.3   No Conflict, Change.

          Subject to the consents and other actions referred to in Section 2.4 having been obtained and taken, the execution and delivery of this Agreement, and the performance of and compliance with this Agreement, will not give rise to, accelerate the maturity of or otherwise modify any obligation of Maxtor or any Subsidiary, or result in a breach of or constitute a default under or result in the creation of a lien on any of Maxtor's Properties or the Properties of any Subsidiary that will have a Material Adverse Effect on Maxtor or a material impact on the transactions contemplated herein, in each case pursuant to:
(a) any Governmental Requirement applicable to Maxtor or any Subsidiary; or (b) the charter documents or by-laws of Maxtor or any Subsidiary; or (c) any Employee Plan, judgment, order or decree, or any contract or other instrument or arrangement, to which Maxtor or any Subsidiary is a party or by which Maxtor or any Subsidiary or any Property of any of them is bound. To Maxtor's Knowledge, as of the date hereof, no material change in the business or business relationships of Maxtor and the Subsidiaries taken as a whole is a likely result of the transaction contemplated herein.

    2.4    Approvals, Etc.

          Except as listed in SCHEDULE 2.4, no consent, permit or approval of, filing with or notice to any Governmental Agency or any other Person (whether or not governmental in character) has been or is required to be obtained, made or given by Maxtor or any Subsidiary in order for Maxtor and the Subsidiaries without any breach or violation, to consummate or comply with this Agreement the absence of which will have a Material Adverse Effect on Maxtor or a material impact on the transactions contemplated herein.

     2.5    Subsidiaries and Other Investments.

          Maxtor does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, business, association, trust or other entity, except as set forth in SCHEDULE 2.5. Each of the corporate entities designated as a subsidiary in SCHEDULE 2.5 (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated and has all necessary power and authority under applicable corporate law to own its Properties and to carry on its business as now owned and operated by it. Each Subsidiary is duly qualified as a foreign corporation to do business in jurisdictions where failure to so qualify has or will have a Material Adverse Effect on Maxtor. SCHEDULE 2.5 indicates which Subsidiaries are Major Subsidiaries.


     2.6    Capital Structure.

               (a)   The authorized capital stock of Maxtor
(prior to the amendment described in Section 4.12) consists of 125,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of August 31, 1993 there were issued and outstanding 29,417,613 shares of Common Stock and no shares of Preferred Stock. Since that date, Maxtor has issued no capital shares except upon exercise of options outstanding on that date under the Maxtor Stock Option Plans of 1985, 1988 and 1992 or rights outstanding on that date under the Maxtor Employee Stock Purchase Plan, or upon conversion of the Maxtor 5.75% Convertible Subordinated Debentures due March 1, 2012 outstanding on that date. All such issued shares are validly issued, fully paid and non-assessable and no holder thereof is entitled to preemptive rights. All such shares have been issued in compliance with the registration and qualification requirements of all federal and state securities laws, except for any possible noncompliance that, in the aggregate, does not have and will not have a Material Adverse Effect on Maxtor.

               (b) Except as set forth in SCHEDULE 2.6, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other contracts obligating Maxtor or any Subsidiary to issue or to transfer from treasury any shares of its capital stock (collectively, "Stock Rights").

               (c) All of the issued and outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and non-assessable, have been issued in compliance with all applicable securities and other laws. Maxtor owns, directly or indirectly through one or more wholly-owned Subsidiaries, all the issued and outstanding shares of capital stock of all Subsidiaries, except that Maxtor owns 64.57% of the outstanding voting stock of Maxoptix.

               (d)   The Shares, when issued and paid for in
accordance with this Agreement, will be validly issued, fully paid and non-assessable.

              (e) SCHEDULE 2.6 sets forth the names of all of record holders of 50,000 or more shares of the outstanding Common Stock as of August 31, 1993. To the Knowledge of Maxtor, there is no "beneficial owner" (as that term is defined by SEC Rule 13d-3) of 5% or more of the outstanding Common Stock except as is listed on SCHEDULE 2.6.

     2.7    Financial Statements.

          The financial statements audited by Ernst & Young and contained in Maxtor's annual report on Form 10-K for the fiscal year ended March 27, 1993 filed with the SEC (the "Annual Financial Statements"), and the unaudited consolidated balance sheet of Maxtor at June 26, 1993 and the related consolidated statement of income for the fiscal quarter ended on June 26, 1993, certified by the chief financial officer of Maxtor (the "Interim Financial Statements"), and the confidential unaudited consolidated balance sheet of Maxtor at August 21, 1993 and the related consolidated statement of income for the two fiscal months ended on August 21, 1993, certified by the chief financial officer of Maxtor, (i) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated and in prior periods, except, in the case of the Interim Financial Statements, for the omission of footnotes and of normal year-end adjustments; and
(ii) fairly present the consolidated financial position of Maxtor as of the respective dates indicated and the consolidated results of its operations for the respective periods indicated.

     2.8    Absence of Certain Changes.

          Since the date of the Interim Financial Statements, there has not been by, or with respect to, Maxtor or any Subsidiary, any change that had, has or will have a Material Adverse Effect on Maxtor (other than changes in Maxtor's prospects resulting from normal industry occurrences such as competitive product announcements, supplier financial difficulty or inability to ship adequate quantities or quality of products, losses of significant customers or customers' financial difficulty and development or product introduction delays).

     2.9    Material Transactions.

               SCHEDULE 2.9 identifies all transactions engaged in by Maxtor or any Subsidiary since March 27, 1993 that
(a) were, are or will be required to be described in reports on Forms 10-K, 10-Q or 8-K or in Maxtor's proxy statement, (b) were not and would not be required to be disclosed in such reports or proxy statement but were not in the ordinary course of business and involved payments by or to Maxtor or any Subsidiary of $20,000,000 or more, or (c) constitute a liability or potential liability that Maxtor believes could reasonably exceed $20,000,000. SCHEDULE 2.9 identifies all business or business relationships of Maxtor or any Subsidiary which were material to Maxtor and its Subsidiaries taken as a whole and have been terminated since March 31, 1993 except those terminated in the ordinary course of business without breach or alleged breach by any party.

     2.10    Intellectual Property.

               (a) SCHEDULE 2.10 lists (i) each patent issued to, each patent application filed by, and each patent application referred to patent counsel for prosecution by, Maxtor or any Subsidiary; (ii) each material registered copyright, trademark, service mark and similar registered item owned by Maxtor or any Subsidiary; (iii) each license to Maxtor or any Subsidiary of Intellectual Property Rights upon which Maxtor or any Subsidiary is materially dependent and which is not generally available; and
(iv) each license of Intellectual Property Rights granted by Maxtor or any Subsidiary other than a license granted to customers in the ordinary course of business.

               (b) Maxtor and/or the Subsidiaries own, or are licensed or otherwise have the rights to use, all patents, trademarks, trade names, copyrights, technology, trade secrets, know-how and processes (collectively, "Intellectual Property Rights") material to or necessary for the conduct of their businesses as presently conducted. No claims are pending by any Person against Maxtor or any Subsidiary as to the use of any Intellectual Property Rights or challenging or questioning the validity or effectiveness of any license or agreement regarding Intellectual Property Rights and, to Maxtor's Knowledge, the use by Maxtor or any Subsidiary of all Intellectual Property Rights does not infringe on the rights of any Person. To the Knowledge of Maxtor, no third Person is infringing on the Intellectual Property Rights of Maxtor or any Subsidiary.

     2.11   Liabilities, Debts, Etc.

          As of the date of the Annual Financial Statements and as of the date of the Interim Financial Statements, Maxtor had no liabilities, obligations or debts, which must be accrued as liabilities on a balance sheet, or disclosed in financial statements, prepared under generally accepted accounting principles, other than those reflected or disclosed in the Annual Financial Statements and the Interim Financial Statements, respectively.

     2.12   Tax Returns and Payments.

          The provisions made in the Annual Financial Statements and the Interim Financial Statements with regard to accrued and deferred income taxes are in accordance with GAAP. The material income tax reporting positions of Maxtor and the Subsidiaries have substantial support.

     2.13   Compliance with Governmental Requirements, Rights of
          Others.

               (a) To the Knowledge of Maxtor, neither Maxtor nor any Subsidiary is in violation of, nor has any violated, any applicable Governmental Requirement or rights of any Person, which violation has or will have a Material Adverse Effect on Maxtor.

               (b)   Without limiting the generality of
Section 2.13(a), to the Knowledge of Maxtor, Maxtor and the Subsidiaries hold all permits, licenses and other authorizations required to be obtained from any Governmental Agency, other than any permits, licenses and authorizations whose absence does not have and will not have a Material Adverse Effect.

               (c) The aggregate capital expenditures required, to Maxtor's specific Knowledge, to be made by it and the Subsidiaries in order to comply with any Governmental Requirement currently applicable (whether required to be made now or in the future) do not exceed $1,000,000 in any one case.

     2.14   Proceedings, Claims.

          There are no suits, arbitrations, deficiencies, governmental proceedings or investigations, claims (except for warranty claims in the ordinary course of business), notices of violation or required changes, inspections or employee disputes to which Maxtor or any Subsidiary is a party or subject or which is, to Maxtor's Knowledge, overtly threatened. To the Knowledge of Maxtor, there is no material claim that is likely to be asserted against it or any Subsidiary.

     2.15   Material Contracts.

          SCHEDULE 2.15 sets forth a complete and accurate list of any contract or agreement currently in effect:

               (a) that was, is or will be required to be filed with the SEC pursuant to Form 10-K, 10-Q or 8-K;

               (b) that relates to the borrowing of money or a guarantee by Maxtor or any Subsidiary or to debt securities, a capitalized lease, a lien, a security agreement or an agreement regarding capital expenditures under which (in each case) the aggregate obligations of Maxtor and the Subsidiaries exceed $10,000,000;

               (c) that relates to an operating lease under which the aggregate obligations of Maxtor and the Subsidiaries exceed $10,000,000 in any fiscal year beginning after March 27, 1993;

               (d) that constitutes a stock plan of Maxtor or any Subsidiary, or that relates to any agreement or arrangement (other than pursuant to a stock plan listed in SCHEDULE 2.15) with any executive officer of Maxtor or any Subsidiary relating to stock or stock options;

               (e)   that relates to a supply or customer
agreement (i) providing for a binding obligation to purchase or sell products or components of such products with an aggregate purchase price of $30,000,000 or more in any fiscal year or
(ii) having a term expiring later than August 31, 1995 and providing for a binding obligation to purchase products or components of products with an aggregate purchase price of $10,000,000 or more after August 31, 1993;

               (f) that relates to return rights of customers given by Maxtor or any Subsidiary that differ materially from the industry standard described in SCHEDULE 2.15 and that relates to quantities of product sold to any single customer in excess of $10,000,000;

               (g) that relates to an employee pension, welfare or benefit plan of Maxtor or any Major Subsidiary, or that relates to an agreement between any present or former executive officer of Maxtor or a Major Subsidiary, on the one hand, and Maxtor or any Subsidiary on the other, relating to compensation;

              (h) between Maxtor or any Subsidiary on the one hand and any affiliate of Maxtor (other than a direct or indirect wholly-owned Subsidiary) or any officer or director or Maxtor or a Major Subsidiary or any record holder of 50,000 or more shares (as of August 31, 1993) of the outstanding Common Stock on the other hand that relates to an aggregate amount in excess of $150,000;

               (i) that limits the freedom of Maxtor or any Subsidiary to enter into in any line of business in any area of the world; and

               (j) that requires Maxtor or any Subsidiary to remediate, or indemnify or reimburse the costs of remediation of, a specific condition existing at any real Property, whether currently or formerly owned or operated by it or owned or operated by any third party.

          To the Knowledge of Maxtor, there is no current or overtly threatened breach or claim of a breach by any party under any of the contracts listed on SCHEDULE 2.15 which has or will have a Material Adverse Effect on Maxtor.

     2.16   Contamination, Etc.

               (a) To the Knowledge of Maxtor, there is no contamination of the soil underlying any real estate owned, leased, operated or used (currently or formerly) by Maxtor or any Subsidiary, or of any structure or other property on such real estate or any surface or ground water on or under such real estate, by any Regulated Material, and there is no and has been no release or disposition of any Regulated Material from any such real estate, which contamination, release or disposition has or will have a Material Adverse Effect on Maxtor.

               (b) SCHEDULE 2.16(b) lists all currently-pending and past remediation actions taken or required to be taken by Maxtor or any Subsidiary with respect to any real Property, and any site currently or previously owned or operated by Maxtor or any Subsidiary which, to the Knowledge of Maxtor, is or was included in any site list of any Governmental Agency (including without limitation any CERCLIS list, federal National Priority List, Cortese list or abandoned site list).

     2.17   Corporate Documents.

          Maxtor has delivered to the Purchasers for their examination true, correct and complete copies of the certificates of incorporation and by-laws of Maxtor and each of the Major
Subsidiaries, each as amended and currently in effect, and of the documents listed in the Disclosure Memorandum.

     2.18   Brokerage, Etc.

          Neither Maxtor nor any Subsidiary is a party to any arrangement, or is subject to any obligation, relating to any brokerage fee, finder's fee, compensation or other consideration payable in respect of the transactions contemplated hereby, other than reasonable and customary fees and expenses payable to its legal counsel and independent accountants for work performed relating to such transactions and a fairness opinion fee (not to exceed $300,000) and reasonable and customary expenses of Bear Stearns & Co., Inc.

     2.19   Misstatements and Omissions.

          (a)   The representations and warranties made in this
Section 2 and in any certificate delivered pursuant hereto, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein and therein not misleading.

          (b) Neither Maxtor's annual report on Form 10-K for each of the fiscal years ended March 30, 1991, March 28, 1992 or March 27, 1993 nor any of its proxy statements for the 1991, 1992 or 1993 annual shareholders meeting nor any other filing by Maxtor with the SEC after March 27, 1993 under the Securities Exchange Act of 1934, as amended, contained, as of the respective dates thereof, any untrue statement of material fact or omitted to state any material fact necessary to make the statements contained therein, as of the respective dates thereof, not misleading.


SECTION 3.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

          Each Purchaser hereby represents and warrants to Maxtor, with respect to itself, that at the date hereof:

     3.1   Organization, Good Standing and Qualification.

          Such Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Korea and has all necessary power and authority under applicable corporate law to own its property and to carry on its business as now owned and operated.

     3.2   Authority

          Such Purchaser has full power, legal capacity and authority under applicable corporate law to enter into, perform and comply with this Agreement. All proceedings required to be taken by such Purchaser to authorize the execution, delivery and performance of and compliance with this Agreement have been properly taken, no action by the shareholders or directors of any of the Purchasers (other than those, if any, already taken) being required.

     3.3   No Conflict.

          Subject to the consents and other actions referred to in Section 3.4 having been obtained and taken, the execution and delivery of this Agreement, and the performance of and compliance with this Agreement, will not give rise to, accelerate the maturity of or otherwise modify any obligation of such Purchaser, or result in a breach of or constitute a default under or result in the creation of a lien on such Purchaser's Properties pursuant to (a) any Governmental Requirement applicable to such Purchaser, or (b) the charter documents or by-laws of such Purchaser, or
(c) to the Knowledge of such Purchaser, any material Employee Plan or any material contract, judgment, order, decree or other instrument or arrangement to which such Purchaser is a party or by which such Purchaser is bound.

     3.4   Approvals, Etc.

          No consent, permit or approval of, filing with or notice to any Governmental Agency or any other Person (whether or not governmental in character) has been or is required to be obtained, made or given by such Purchaser in order to consummate this Agreement, the absence of which would have a Material Adverse Effect on such Purchaser, except for (i) those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
(ii) those required by Federal and state securities law;
(iii) those required by the Exon-Florio amendment to the Defense Production Act of 1950; (iv) notice filing in such jurisdictions other than the United States and the Republic of Korea as may be applicable; (v) approval by all necessary government officials and agencies of the Republic of Korea; and (vi) filing reports under the International Investment and Trade in Services Act, as amended, with the United States Commerce Department.

     3.5   Securities Laws Status.

          Such Purchaser is acquiring the Shares being purchased by it solely for its own account. Such Purchaser understands that the Shares have not been registered under the Securities Act and that any subsequent disposition thereof must be registered under the Securities Act or be exempt from such registration. Such Purchaser has the ability to bear the economic risks of its investment in the Shares and qualifies as an "accredited investor" (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).

     3.6   Ownership of Maxtor Stock.

          Neither such Purchaser nor any Affiliate of such Purchaser nor any Person with whom a Purchaser or any Affiliate of a Purchaser is acting (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities issued by Maxtor owns any stock issued by Maxtor as of the date of this Agreement or will, as of the Closing, own any stock issued by of Maxtor other than the Shares to be purchased by such Purchaser hereunder.

     3.7   Brokerage, Etc.

          Neither such Purchaser nor any Affiliate of such Purchaser is a party to any arrangement, or subject to any obligation, relating to any brokerage fee, finder's fee, compensation or other consideration payable in respect of the transactions contemplated hereby.


SECTION 4.  CLOSING CONDITIONS OF EACH PURCHASER

          The obligations of each Purchaser to be performed under this Agreement at the Closing are subject to the satisfaction, at or before the Closing, of all the conditions set forth in this
Section 4, unless the satisfaction of such conditions are waived by such Purchaser in its sole discretion.

     4.1   Accuracy of Representations and Warranties

          All representations and warranties set forth in
Section 2 have been true as of the date hereof; and shall be true in all material respects at and as of the Closing as though made at and as of that time, other than any changes therein (to be reflected in a mutually-executed amendment to the Disclosure Memorandum) which in the good faith judgment of the Purchasers does not have and is not reasonably likely to have a Material Adverse Effect on Maxtor.

     4.2   Maxtor's Performance.

          Maxtor shall have performed, satisfied and complied with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or before the Closing.

     4.3   Certification.

          The Purchasers shall have received a certificate of Maxtor, dated the date of the Closing, signed on Maxtor's behalf by the president and the chief financial officer of Maxtor, stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

     4.4   Governmental Approval.

          All Purchasers shall have received approval of the transactions contemplated hereby by all necessary government officials and agencies of the Republic of Korea and such approval shall not impose any burdensome condition or requirement on any Purchaser.

     4.5   No Material Adverse Change.

          Maxtor's financial results for the period between August 21, 1993 and the Closing, and its progress during such period in new product commercialization, shall not materially adversely affect the prospects for achieving its business plan, and no change (other than with respect to its financial results, and new product commercialization, during such period) shall have occurred since August 21, 1993 which has or will have a Material Adverse Effect on Maxtor.

     4.6   Suspension of Trading, Etc.

          There shall not have occurred (i) any suspension of public trading in securities in the United States or the Republic of Korea generally, (ii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Republic of Korea or (iii) any commencement of a war, armed hostilities or other international or national calamity materially affecting the United States or the Republic of Korea.

     4.7   Litigation, Etc.

          There shall be no investigation, notice, litigation, arbitration or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement or otherwise claiming that the consummation of such transactions is illegal or improper and
(i) which is brought by a Person other than a Governmental Agency and which, in such Purchaser's good faith judgment, may have a material adverse effect on the transactions contemplated hereby or a Material Adverse Effect on Maxtor or such Purchaser or
(ii) which is brought by a Governmental Agency or (iii) in which a temporary restraining order, preliminary or permanent injunction or other order or stay against consummation of the transactions contemplated hereby has been entered and remains in effect.

     4.8   Transactions Out of the Ordinary Course, Etc.

          There shall have been no transaction that Maxtor or any Subsidiary has entered into or agreed to enter into since
August 18, 1993, other than any listed in SCHEDULE 2.9 or which has been consented to in writing by the Purchasers, that is of a character and significance to take it out of the ordinary course of business or which would be subject to the Purchasers' approval after the Closing in accordance with the terms of the Shares.

     4.9   Rights Agreement.

          Prior to the Closing, the Amendment to the Rights
Agreement attached as EXHIBIT A shall have been approved by all necessary approvals to take effect on or before the Closing.

     4.10   Appointment of Directors.

          Maxtor shall have increased the authorized number of its Directors from five to eight, and shall have appointed to its Board of Directors three nominees selected by the Purchasers, with one allocated to each class (as provided in paragraph A of Article SIXTH of the Restated Articles) as designated by the Purchasers, and such appointees shall have been offered the same indemnity and insurance arrangements as are applicable to Maxtor's other directors.

     4.11   Appointment of Chairman.

          Maxtor's board of directors shall have appointed as its Chairman of the Board the board member so designated by the Purchasers.

     4.12   Restated Articles.

          Maxtor shall have duly authorized and filed the restated certificate of incorporation set forth in EXHIBIT B (the
"Restated Articles"), and corresponding amendments to its by-laws shall have been adopted.

     4.13   Opinion of Counsel.

          Ware & Freidenrich, outside counsel to Maxtor, shall have delivered to the Purchasers its opinion dated the Closing Date, reasonably satisfactory in form and substance to the Purchasers, as to: (i) the valid issuance, full payment and nonassessability of the Shares; (ii) the due authorization and effectiveness of the rights plan amendment set forth in EXHIBIT A and the Restated Articles; (iii) the legality, binding nature and enforceability of this Agreement and the Restated Articles; and
(iv) the absence, to such counsel's knowledge, of any proceeding of the kind described in Section 4.7 (without regard, in the case of clause (i) thereof, to material adverse effect).

     4.14   Other Conditions.

          All of the conditions set forth in Sections 5.4 through
5.7 shall have been satisfied.


SECTION 5.    CLOSING CONDITIONS OF MAXTOR

          The obligations of Maxtor to be performed under this Agreement at the Closing are subject to the satisfaction, at or before the Closing, of all the conditions set forth in this
Section 5, unless the satisfaction of such conditions are waived by Maxtor.

     5.1   Accuracy of Representations and Warranties.

          All representations and warranties set forth in
Section 3 shall have been true as of the date hereof and shall be true in all material respects at and as of the Closing as though made at and as of that time.

     5.2   Performance of the Purchasers.

          Each of the Purchasers shall have performed, satisfied and complied with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or before the Closing.

     5.3   Certification.

          Maxtor shall have received a certificate from HEI, on behalf of all Purchasers, dated the date of the Closing, signed by two of its officers, stating that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

     5.4   Fairness Opinion.

          Maxtor shall have received from an investment banking firm reasonably satisfactory to Maxtor's Board of Directors an opinion as to the fairness from a financial point of view to the shareholders of the issuance of the Shares in form and substance reasonably satisfactory to Maxtor's Board of Directors dated as of the date hereof and as of the Closing Date.

     5.5   U.S. Governmental Agency Matters.

          The waiting period under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976 shall have expired, and a notice of determination not to investigate, or to take no action, shall have been given under the Exon-Florio amendment to the Defense Production Act of 1950.

     5.6   Litigation, Etc.

          There shall be no investigation, notice, litigation, arbitration or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement or otherwise claiming that the consummation of such transactions is illegal or improper and
(i) which is brought by a Person other than a Governmental Agency and which, in Maxtor's good faith judgment, may have a material adverse effect on the transactions contemplated hereby or a Material Adverse Effect on Maxtor, or (ii) which is brought by a Governmental Agency or (iii) in which a temporary restraining order, preliminary or permanent injunction or other order or stay against consummation of the transactions contemplated hereby has been entered and remains in effect.

     5.7   Shareholder Approval.

          The Shareholders shall have duly approved the transactions contemplated by this Agreement and the Restated
Articles.

     5.8   Opinion of Counsel.

          McCutchen, Doyle, Brown & Enersen, outside counsel to the Purchasers, shall have delivered to Maxtor its opinion dated the Closing Date, reasonably satisfactory in form and substance to Maxtor, as to: (i) the legality, binding nature and enforceability of this Agreement; and (ii) the absence, to such counsel's knowledge, of any proceeding of the kind described in
Section 5.6 (without regard, in the case of clause (i) thereof, to material adverse effect).


SECTION 6.     OBLIGATIONS OF MAXTOR

     6.1   Pro Rata Purchase Right.

          Prior to any issuance of any shares of capital stock or any Stock Rights by Maxtor or any Subsidiary on or after the Closing, Maxtor will notify all Purchasers of the terms thereof, including without limitation a description of the shares or Stock Rights to be issued, the amount to be issued and the consideration to be received therefor. Each Purchaser may, by notice given to Maxtor pursuant to Section 9.11 within 60 days after such Maxtor notice (subject to extension by up to 60 days if required for any necessary approval of any Governmental Agency, as requested by a Purchaser and consented to by Maxtor, which consent shall not unreasonably be withheld), elect to purchase a number of such shares or Stock Rights up to its pro rata share of the proposed issuance, on the same terms as, and simultaneously with the closing of (or thereafter, promptly after Purchaser gives such notice, if Maxtor desires to proceed with the issuance having authorized the sale of the pro rata share to one or more Purchasers upon its or their later election pursuant to this Section 6.1), the balance of such issuance. Such pro rata share shall be the fraction whose numerator is the aggregate number of Shares and shares of Common Stock then held by such Purchaser and whose denominator is the aggregate number of Shares and shares of Common Stock then outstanding, which Maxtor shall specify in its notice. If the terms of the proposed issuance are materially changed from those stated in such notice, then it shall be treated as a new issuance, subject again to this
Section 6.1, and any election to purchase made prior to such change may, at the sole discretion of the electing Purchaser, be withdrawn. The right of pro rata purchase pursuant to this
Section 6.1 shall not, however, apply to:

     (i) any issuance pursuant to any stock option or purchase right or plan exclusively for one or more employees and/or directors of Maxtor or any Subsidiary; or

    (ii) any issuance in consideration of the acquisition of a business; or

   (iii) any issuance upon conversion of Maxtor's 5.75%
         Convertible Subordinated Debentures due March 1, 2012 outstanding on the date hereof;

    (iv) any issuance pursuant to exercise or conversion of any Stock Right issued after the Closing in compliance with this Section 6.1; or

     (v) any issuance at a time when the director nomination rights set forth in paragraph D(4) of Article FOURTH of the Restated Articles are not in effect.

     6.2   Indemnification with Respect to Representations and
Warranties.

          If the Closing occurs, all rights, obligations and claims with respect to the representations and warranties made in or pursuant to this Agreement shall be determined exclusively in accordance with this Section 6.2. Such representations and warranties shall survive the Closing and any investigation made by Purchasers with respect thereto, in accordance with this
Section 6.2.

               (a) Subject to Section 6.2(b), Maxtor shall indemnify the Purchasers, against and in respect of any and all losses, costs, claims, demands, actions, suits, proceedings, assessments, expenses, liabilities, damages and judgments (including interest, penalties and reasonable attorneys' fees and reasonable out-of-pocket costs and the reasonable fees and out-of-pocket costs of other professional advisors) (collectively, "Losses") of any or all of the Purchasers which arise out of, result from or relate to any breach of or inaccuracy in any of Maxtor's representations and warranties contained in this Agreement or in any certificate delivered by Maxtor pursuant to this Agreement. In the case of a representation or warranty that relates to Maxtor's business, Properties, obligations, contracts, operations, etc., the amount of Loss that shall be indemnified hereunder shall be calculated by measuring the significance of the breach to the entire equity interest in Maxtor and the Subsidiaries taken as a whole and multiplying such amount by the aggregate percentage then held by all Purchasers of the aggregate outstanding Shares and shares of Common Stock. In order to take account of the impact of any indemnity payment by Maxtor on the Purchasers in their capacity as shareholders of Maxtor, all indemnity payments shall include an additional amount equal to the amount otherwise owing times a fraction, the numerator of which is the aggregate percentage then held by all Purchasers of the aggregate outstanding Shares and shares of Common Stock and the denominator of which is the aggregate percentage then held by all shareholders other than the Purchasers of the aggregate outstanding Shares and shares of Common Stock.

               (b) Limitations on Claims. No claim shall be payable with respect to any representation or warranty unless and until the aggregate Losses owing under this Section 6.2 in respect of all Purchasers and all claims against Maxtor exceeds $500,000, in which case the Purchasers shall be entitled to indemnification from Maxtor for all Losses without regard to such $500,000 threshold, up to but not exceeding (i) $30,000,000 with respect to claims asserted by a Purchaser within six months of the Closing, (ii) $15,000,000 with respect to claims asserted by a Purchaser more than six months after the Closing but within twelve months of the Closing and (iii) $5,000,000 with respect to claims asserted by a Purchaser more than twelve months after the Closing, but less than eighteen months after the Closing. No claim shall be payable with respect to any representation or warranty unless such claim is asserted within eighteen months after the Closing. For purposes of this Section 6.2(b), a month shall be deemed to elapse at 5:00 p.m. California time on the day of the month on which the Closing occurred. (For example, if the Closing occurs on October 29, 1993, the sixth month would be deemed to elapse at 5:00 p.m. California time on April 29, 1994.)

               (c)   Notice of Claims.  Any claim for
indemnification pursuant to this Section 6.2 shall be made by written notice from a Purchaser to Maxtor in accordance with
Section 9.11. Payment of the amount of such claim will be due within 10 days of the giving of such notice.

     6.3   Third Party Claims.

          Maxtor agrees to indemnify each of the Purchasers and any of their Affiliates, officers, directors, employees and their respective successors, assigns, heirs and personal representatives (each a "Purchaser Party" and collectively
"Purchaser Parties") against any Losses resulting from claims asserted against any Purchaser Party:

               (i) by any security holder, creditor, contract party, employee, director, supplier or customer of Maxtor or any Subsidiary or a purchaser or seller (or potential purchaser or seller) of Maxtor securities or an acquirer (or potential acquirer) of Maxtor with respect to the transactions contemplated herein; provided, however, that there shall be no such indemnification for (a) claims by Maxtor for the breach by a Purchaser of its obligations hereunder to Maxtor and (b) any claim by a third party alleging that any action by a Purchaser, other than actions taken pursuant to the Letter of Intent or this Agreement, constitutes interference with any negotiations or proposed transaction which Maxtor would be permitted to engage in under Section 9.2; or

               (ii) asserting any matter which, if true, would constitute a breach of any representation or warranty of Maxtor contained in this Agreement or in any certificate delivered by Maxtor pursuant to this Agreement.

          A Purchaser Party shall give Maxtor reasonable notice of any claim or demand asserted by third parties against it for which indemnity may be sought under this Section 6.3, and shall permit Maxtor to have reasonable access to relevant information in its possession or control related to the claim or demand. Maxtor shall have the right at its own expense to appoint counsel to participate in the defense of such matter, but the Purchaser Party shall have the right to prosecute, defend, compromise, settle or pay any claim. Maxtor may, however, compromise, settle or pay any claim if it procures from the claimant a full and complete release not entailing any commitment of or limitation of any kind on the Purchaser Party and satisfactory in form and substance to the Purchaser Party and its counsel. No monetary compromise or settlement of any such claim shall be subject to indemnification under this Section 6.3 unless consented to by Maxtor, which consent shall not be unreasonably withheld. Any failure of the Purchaser Party to comply with this Section 6.3 shall reduce the amount subject to indemnification under this
Section 6.3 by the damages actually and foreseeably resulting from such failure, but shall not release or otherwise affect Maxtor from its obligations under this Section 6.3 or elsewhere in this Agreement. The remedies set forth in this Section 6.3 shall be in addition to, and not in lieu of, any remedies otherwise available.

     6.4   Rights Plan Amendment.

          So long as the exemption stated in Section 1(a)(2) of the Rights Agreement (as amended by the amendment thereto attached as EXHIBIT A) remains in effect, Maxtor will not amend, terminate or repeal the provisions of the Rights Agreement set forth in the amendment thereto attached as EXHIBIT A, or make any amendment to the Rights Agreement that has the effect of amending, repealing or terminating such provisions or of imposing any restriction, condition or burden thereon.

     6.5   Maxtor Proxy Solicitation, Etc.

          At any time when the right to nominate directors pursuant to paragraph D(4) of Article FOURTH of the Restated Articles is in effect, Maxtor will use its best efforts to solicit proxies, and take such other steps, in each case consistent with its past practice, as are reasonably appropriate to secure the election of the slate of directors nominated pursuant to such paragraph D(4).


SECTION 7.     OBLIGATIONS OF THE PURCHASERS AFTER CLOSING

          7.1   Agreement Not to Sell Without Conversion.

          Each of the Purchasers agrees that neither it nor any permitted transferee of any Shares will sell or transfer any interest in the Shares (or grant a proxy or other authorization to vote the Shares otherwise than in compliance with this
Section 7) to a Person that is not another Purchaser or an Affiliate of such Purchaser or another Purchaser (other than any such Affiliate in which a substantial competitor or substantial announced competitor of Maxtor and the Subsidiaries taken as a whole holds an equity interest (other than an equity interest of 10% or less in a class of publicly-traded securities)) unless and until it converts the Shares subject to the sale or transfer to Common Stock. In any such permitted transfer to an Affiliate, the transferee shall agree to be bound by the terms of this Agreement. The certificates representing any securities subject to this Agreement will so note.

          7.2   Standstill Agreement.

          Following the Closing, each Purchaser (and any
Affiliate of any Purchaser) may only purchase additional shares of Maxtor capital stock:

          (a) to maintain the Purchasers' collective percentage ownership in Maxtor to the extent that it is reduced by exercise of stock options or issuance of shares under Maxtor employee benefit plans, or on account of any other issuance of stock by Maxtor (including without limitation any issuance pursuant to Section 6.1(ii) or (iii));

               (b) to increase its percentage ownership share, so long as the purchase does not cause Maxtor to lose a material amount of the benefits available to it with respect to the net operating loss carry-forward available to it as of the date hereof and so long as those purchases do not provide the Purchasers collectively with ownership of greater than 45% of Maxtor's outstanding voting power;

               (c) in the case of a tender or exchange offer (in which the consideration offered consists solely of cash and/or securities for which a public trading market in the United States exists or will exist) by any or all Purchasers (or an Affiliate of any or all Purchasers) for all of the outstanding shares of Maxtor Common Stock (provided that the purchase price has been approved by a majority of the disinterested members of Maxtor's Board of Directors, following negotiations conducted in good faith between the Purchaser(s) and disinterested members of the Maxtor Board of Directors), and in the open market following such a tender or exchange offer if, immediately after the closing of such offer, the Purchasers and their Affiliates hold, in the aggregate, at least 80% of the aggregate number of shares of Common Stock and Class A Common Stock then outstanding; or

               (d) in the open market if both (i) a third party or group of third parties (other than any Affiliate of any Purchaser or any Person with whom a Purchaser or any Affiliate of a Purchaser acts (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities issued by Maxtor) makes a tender or exchange offer for 40% or more of Maxtor's outstanding shares, or accumulates more than 20% of Maxtor's Common Stock and (ii) Maxtor's Board of Directors has redeemed the Rights (as defined in the Rights Agreement) or amended, supplemented or waived any provision of the Rights Agreement with respect to such tender, exchange or accumulation (or failed to renew it, on substantially identical terms reflecting the amendment attached as EXHIBIT A, upon any expiration thereof) unless such redemption, amendment, supplement or waiver is made in connection with a "Corporate Sale" (as defined in paragraph E(3) of Article FOURTH of the Restated Articles) made in compliance with paragraph D(2)(vii) or (viii) of such Article FOURTH.

Approval by the Maxtor board of directors will be required in all other cases until August 18, 2000, or, if sooner, (i) six months after the Purchasers cease to own collectively securities constituting at least 20% of Maxtor's voting power, or (ii) the occurrence of a material breach by Maxtor of its obligations in
Section 6.1 or the terms of the Shares which is not cured within thirty days after notice of the breach from a Purchaser. Maxtor will report to the Purchasers from time to time as reasonably requested on changes in Maxtor's outstanding capital stock, and will notify the Purchasers as promptly as reasonably feasible after it becomes aware of a tender offer or accumulation as described in Section 7.2(d).

     7.3   No Proxy Solicitation.

          Except in connection with an offer by a Purchaser to acquire additional shares of Maxtor as described in Section 7.2, or in response to a proxy contest initiated by any third party, neither any Purchaser nor any Affiliate of a Purchaser will engage in any proxy solicitation so long as the consent rights stated in paragraph D(2) of Article FOURTH of the Restated Articles remain in effect, unless at the time the Purchasers and their Affiliates hold, in the aggregate, at least a majority of the aggregate number of shares of Common Stock and Class A Common Stock then outstanding and neither the Purchasers nor any of their Affiliates have acquired any shares of Maxtor capital stock in breach of Section 7.2.

     7.4   Approval of Holders of Class A Common Stock.

          (a) The Purchasers agree that they will not, and that they will cause any permitted transferee of the Shares not to, unreasonably withhold any approval required under paragraph D(2) of Article FOURTH of the restated certificate of incorporation set forth in EXHIBIT B.

          (b)  If any dispute arises under or relating to this
Section 7.4, such dispute shall be resolved solely by binding arbitration pursuant to this Section 7.4(b). In the event of any such dispute, any party thereto may refer the matter to a single arbitrator, who shall be a person experienced in such matters selected by mutual agreement of the parties to the dispute. If the parties cannot agree on the arbitrator within 10 days after a party gives notice of its desire for arbitration hereunder, the arbitrator will be selected by, or in accordance with the procedure specified by, the Secretariat of the Arbitration Court of the International Chamber of Commerce. The arbitration will be held in the location mutually agreed to by the parties to the dispute or, in the absence of such agreement, as determined by the arbitrator, in accordance with the commercial arbitration rules of the American Arbitration Association, as administered by such Association. The arbitrator will be in charge of the schedule for such arbitration, and shall seek to complete it within 45 days of a party's notice of desire for arbitration hereunder. There shall be no discovery unless specifically ordered by the arbitrator for cause. Any written submission by a party shall not exceed 30 pages (not counting copies of this Agreement and of documents relating to the dispute) as to an original memorandum or 15 pages as to a single reply memorandum. The hearing in such arbitration shall be completed within two days unless the arbitrator determines otherwise. In the event the arbitrator finds the consent previously requested by Maxtor has been unreasonably withheld, the arbitrator shall have the right to require the Purchasers to consent to such matter promptly upon resubmission thereof by Maxtor for consent.

     7.5   Voting for Directors.

          At any time when the Purchasers have the right to nominate directors pursuant to paragraph D(4) of Article FOURTH of the Restated Articles and Maxtor complies with such paragraph D(4), the Purchasers will vote, and cause their respective Affiliates to vote, the Shares and shares of Common Stock held by them in favor of the slate of directors nominated pursuant to such paragraph D(4). The Purchasers will hold, and cause their Affiliates to hold, the Shares and shares of Common Stock in their own name or in the name of a nominee or other holder of which they give advance notice to Maxtor and who does not hold securities in such name for the account of persons who are not Purchasers or Affiliates. In the event of any breach by the Purchasers or such Affiliates of this Section 7.5, then, in addition to any other remedies available under applicable law,
(i) to the extent that Shares and shares of Common Stock are not voted in accordance with this Section 7.5, the Purchasers and their Affiliates agree that they shall not be entitled to vote such shares for such election without the consent of a majority of the directors other than any directors nominated by the Purchasers or their Affiliates, and (ii) Maxtor may require, upon the affirmative vote of a majority of its directors other than any directors nominated by Purchasers or their Affiliates pursuant to paragraph D(4) of Article FOURTH of the Restated Articles, the breaching Purchaser(s) or Affiliate(s) and all the Affiliates of such breaching party to enter into a voting trust agreement in customary form with respect to the Shares and shares of Common Stock held by the breaching party and such Affiliates under which (i) such directors from time to time will be the voting trustees, (ii) such trustees shall vote the Shares and shares of Common Stock at any election of directors in favor of the slate nominated pursuant to paragraph D(4) of Article FOURTH of the Restated Articles, (iii) the shares subject to the voting trust will be voted as to all other matters as directed by the beneficial holders thereof and (iv) the voting trust will terminate at such time as the Purchasers no longer have the right to nominate directors pursuant to paragraph D(4) of Article FOURTH of the Restated Articles.


SECTION 8.     REGISTRATION RIGHTS

     8.1   Requested Registration.

          If at any time one or more Purchasers shall request that Maxtor effect the registration of shares of Common Stock issued or issuable upon conversion of Shares, and the requested registration relates to an offering either (i) of at least 1,400,000 shares of Common Stock held, and issuable upon conversion of Shares held, by all Purchasers or (ii) with anticipated aggregate proceeds (before any underwriters discount or any expenses of the offering) of $25,000,000 or more, Maxtor shall use its best efforts to effect the requested registration.

          The rights granted by this Section 8.1 may be exercised from time to time, but Maxtor shall not be required to make any registration effective under this Section 8.1 more than once in any calendar year.

          Maxtor may include in the registration under this
Section 8.1 any other shares of Common Stock (including issued and outstanding shares of Common Stock as to which the holders thereof have contracted with Maxtor for "piggyback" registration rights) so long as the inclusion in such registration of such shares will not, in the opinion of the managing underwriter, if any, or the Purchaser requesting registration, if there is no managing underwriter, interfere with the successful marketing in accordance with the intended method of sale or other disposition of all the shares sought to be registered by a Purchaser pursuant to this Section 8.1. If it is determined as provided above that there will be such interference, the other shares of Common Stock sought to be included shall be excluded to the extent deemed appropriate by the managing underwriter or Purchaser, as the case may be.

          If the requested registration is an underwriting, the managing and other underwriters will be selected by the Purchasers requesting the registration. If the requested registration is not a firm commitment underwritten offering and Maxtor requests that it be made in such an offering of the same size and during the same period, the requesting Purchaser will change the form of the offering to a firm commitment underwritten offering provided that the managing and other underwriters and the terms of the underwriting, including without limitation the underwriters discount, are reasonably satisfactory to the requesting Purchaser(s).

     8.2   "Piggyback" Registration.

          If at any time Maxtor proposes to register any of its securities under the Securities Act either for its own account or for the account of a security holder or security holders (except with respect to Registration Statements filed on Form S-4 or on a Form S-8 relating to employee stock benefit programs or such other similar forms then in effect under the Securities Act), it will at each such time give written notice to the Purchasers and, upon the written request of any Purchaser, given within 30 days after its receipt of Maxtor's notice, Maxtor will use its best efforts to cause such shares of Common Stock as to which registration shall have been so requested, to be included in the securities to be covered by the registration statement proposed to be filed by Maxtor, all to the extent requisite to permit the sale or other disposition by one or more Purchasers. Notwithstanding any other provision of this Section 8.2, in the case of a firm commitment underwritten offering of shares to be issued by Maxtor, if the managing underwriter determines that the marketing factors require a limitation of the number of shares to be sold, the underwriter may exclude the necessary number of shares held by security holders from such registration and underwriting. In such event, the shares of Common Stock held by any Purchaser shall be reduced or excluded on a pro rata basis with shares held by other selling stockholders. In the case of a firm commitment underwritten offering, any request by a Purchaser pursuant to this Section 8.2 to register shares of Common Stock must specify that such shares are to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration.

     8.3   Registration Procedures and Expenses.

          If and whenever Maxtor is required by the provisions contained herein to use its best efforts to effect the registration of any of the Shares under the Securities Act, the selling Purchaser will furnish in writing such information as is reasonably requested by Maxtor for inclusion in the registration statement relating to such offering and such other information and documentation as Maxtor shall reasonably request, and Maxtor will, as expeditiously as possible:

               (a) Prepare and file with the SEC a registration statement (including a prospectus therein) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be necessary to permit the successful marketing of such securities but not exceeding 90 days for an offering pursuant to
Section 8.1 hereof; or, with regard to an offering pursuant to
Section 8.2 hereof, for the period associated with the offering which gave rise to rights under Section 8.2; provided, in each case, that the Maxtor Board of Directors may request the Purchaser(s) requesting the registration to delay the time for the filing of the offering for up to 90 days in the aggregate due to material damage that would result to Maxtor from registration without the requested delay on account of specific pending transactions or developments designated by the Board, and the Purchasers and Maxtor will cooperate with one another in order to agree upon a schedule for the offering that fairly accommodates the interests and concerns of the parties.

               (b)   Prepare and file with the SEC such
amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act; and to keep such registration statement effective for that period of time specified in Section 8.3(a);

               (c) Furnish to the selling Purchaser such number of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act, and such other documents as such Purchaser may reasonably request in order to facilitate the public sale or other disposition of the shares being sold by the Purchaser;

               (d)   If requested by any selling Purchaser,
furnish an opinion of counsel in the form customarily rendered to underwriters in firm commitment underwritten offerings, addressed to such Purchaser and containing substantially the following provisions: (1) that the registration statement covering such registration of securities has become effective under the Securities Act; (2) that, to the best of the knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or threatened under the Securities Act;
(3) that at the time the registration statement became effective, the registration statement and the related prospectus complied as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the SEC thereunder (except that such counsel need express no opinion as to financial statements and related schedules contained therein); (4) that while such counsel has not independently verified the accuracy or completeness of the information contained therein, such counsel has no reason to believe that the registration statement at the time it became effective or the prospectus contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (5) that the descriptions in the registration statement and the prospectus, and any amendments or supplements thereto, of all legal and governmental matters and all contracts, documents and instruments are materially correct; (6) if such offering is an underwritten offering, that such counsel does not know of any legal or governmental proceedings, pending or threatened, required to be described in the registration statement or prospectus, or any amendment or supplement thereto, which are not described as required, nor of any contracts or document or instruments of character required to be described in the registration statement or prospectus, or any amendment or supplement thereto, or to be filed as exhibits to the registration statement which are not described or filed as required; and (7) as to the capitalization and corporate status of Maxtor and, to the extent requested by any underwriter, the Subsidiaries, if any;

               (e)   If requested by any underwriter of the
offering and permitted by applicable rules and guidelines, furnish such Purchaser a letter from the independent certified public accountants of Maxtor in the form customarily furnished to underwriters in firm commitment underwritten offerings, addressed to such Purchaser, providing substantially that such accountants are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants, the financial statements and other financial data of Maxtor included in the registration statement and the prospectus, and any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act. Such letter shall additionally cover such other financial matters (including information as of the date of such letter) with respect to the registration in respect of which such letter is being given as the selling Purchaser may reasonably request; and

               (f) Use its best efforts to register or qualify the shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the selling Purchaser shall reasonably request and do any and all other acts and things which may be necessary or desirable to enable such Purchaser to consummate the public sale or other disposition in such jurisdiction of the shares owned by such Purchaser.

         All expenses incurred by Maxtor in complying with Sections 8.1, 8.2 and 8.3 hereof, including without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Maxtor, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employee of Maxtor which shall be paid in any event by Maxtor) are herein called "Registration Expenses"; and all underwriting discounts and selling commissions applicable to the sales are herein called "Selling Expenses." Maxtor will pay all Registration Expenses in connection with up to 7 registrations pursuant to Sections 8.1 and, if so designated by the requesting Purchaser(s) as one of such 7 registrations, 8.2, except as may be required to update any registration statement kept effective for more than the period of time required by Section 8.3(a). All Selling Expenses in connection with each registration pursuant to Section 8.1 or
8.2 shall be borne by the seller of the securities on which they are imposed. All Registration Expenses other than those payable by Maxtor shall be borne by Maxtor, the selling Purchasers and any other selling stockholders pro rata in proportion to the securities covered thereby being sold by them. Each selling stockholder shall bear the fees and costs of its own counsel.

          In the event a Purchaser proposes to sell shares of Common Stock in accordance with the provisions contained herein pursuant to an underwritten offering, Maxtor shall have the right to approve the managing underwriters for such offering, provided, however, that such approval shall not be unreasonably withheld.

     8.4   Indemnification.

          In the event of a registration of any shares of Common Stock under the Securities Act pursuant to the provisions contained herein, Maxtor will hold harmless the Purchasers and each underwriter of such shares and each other Person, if any, who controls a Purchaser or such underwriter within the meaning of Section 15 of the Securities Act, and each officer, director, employee and advisor of each of the foregoing, against any expenses, losses, claims, damages or liabilities, joint or several, to which a Purchaser or such underwriter or controlling Person may become subject under the Securities Act, any state securities law or otherwise, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such shares are registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Maxtor of any rule or regulation promulgated under the Securities Act or any state securities law applicable to Maxtor and relating to action or inaction required of Maxtor in connection with any registration, qualification or compliance; and will reimburse the Purchasers and each such underwriter and each such controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Maxtor will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to Maxtor through an instrument duly executed by a Purchaser or such underwriter specifically for use in the preparation thereof; and provided, further, that if any expenses, losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, Maxtor shall not have any liability with respect thereto to (i) a Purchaser or any Person who controls such seller within the meaning of Section 15 of the Securities Act, if such Purchaser delivered a copy of the preliminary prospectus to the Person alleging such expenses, losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such Person at or prior to the written confirmation of the sale to such Person or (ii) any underwriter or any Person who controls such underwriter within the meaning of Section 15 of the Securities Act, if such underwriter delivered a copy of the preliminary prospectus to the Person alleging such expenses, losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such Person at or prior to the written confirmation of the sale to such Person.

          In the event of any registration of any shares of Common Stock under the Securities Act pursuant to the provisions contained herein, each Purchaser will indemnify and hold harmless Maxtor and each Person, if any, who controls Maxtor within the meaning of Section 15 of the Securities Act, each officer of Maxtor who signs the registration statement, each director of Maxtor and each underwriter and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act, against any and all such expenses, losses, claims, damages or liabilities referred to in the first paragraph of this
Section 8.4, if the statement, alleged statement, omission or alleged omission in respect of which such expense, loss, claim, damage or liability is asserted was made in reliance upon and in conformity with information furnished in writing to Maxtor by or on behalf of a Purchaser specifically for use in connection with the preparation of such registration statement, preliminary prospectus, prospectus, amendment or supplement; provided, however, that if any expenses, losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, a Purchaser shall not have any such liability with respect thereto to (i) Maxtor, any Person who controls Maxtor within the meaning of Section 15 of the Securities Act, any officer of Maxtor who signed the registration statement or any director of Maxtor, if Maxtor delivered a copy of the preliminary prospectus to the Person alleging such expenses, losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such Person at or prior to the written confirmation of the sale to such Person or (ii) any underwriter or any Person controlling such underwriter within the meaning of
Section 15 of the Securities Act, if such underwriter delivered a copy of the preliminary prospectus to the Person alleging such expenses, losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented, if it has been amended or supplemented, to such Person at or prior to the written confirmation of the sale to such Person.

          Each party entitled to indemnification under this
Section 8.4 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting thereon, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at its own expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8.4 except to the extent such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     8.5   Registration Not Required.

         Notwithstanding anything in this Section 8, Maxtor shall have no obligation to register shares of Common Stock requested to be registered hereunder if, in the opinion of counsel to Maxtor, reasonably satisfactory in form and substance to counsel for the Purchasers, all of the shares of Common Stock requested to be registered can be sold within a given three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144.

     8.6   Reporting Requirements.

          Maxtor shall comply with the reporting requirements of
Section 15(d) of the Securities Exchange Act of 1934, as amended (whether or not it shall be required to do so pursuant to the provisions of said Section 15(d)), and shall comply with all other public information reporting requirements required by the SEC as a condition to the availability of an exemption, presently existing or hereafter adopted, from the Securities Act for the sale of shares of Common Stock.

     8.7   Assignment.

           rights of the Purchasers under this Section 8 may be assigned to any permitted transferee of Shares, or to a transferee of not less than 2,000,000 shares of Common Stock issued or issuable on conversion of the Shares.


SECTION 9.    MISCELLANEOUS

     9.1   Transactional Expenses.

          Whether or not the transactions contemplated by this agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof and thereof, including, without limitation, the fees and expenses of its counsel, accountants and other experts.

     9.2   Exclusivity.

          Maxtor agrees that it will not, unless and until this Agreement is terminated in accordance with its terms, directly or indirectly:

               (i)  initiate, solicit or encourage any
    discussions with any third party regarding any sale or acquisition of Maxtor or its assets or the issuance of any additional shares of Maxtor stock, or

               (ii), subject to the fiduciary obligations of its directors, hold any such discussions with third parties (whether or not such discussions have heretofore been held with such third party) or enter into any agreement with any party other than a Purchaser concerning any sale or acquisition of Maxtor or its assets or the issuance of shares of Maxtor stock, other than, in each case, issuances pursuant to employee benefit plans identified pursuant
Section 2.15.

     9.3   Access; Confidentiality.

          (a) Until the Closing or the termination of this Agreement in accordance with Section 9.9, whichever first occurs, Maxtor will (i) provide all of the Purchasers and their employees, representatives, counsel and accountants, full access, as reasonably requested, to the financial statements, contracts, books, records, and other relevant information pertaining thereto, and to the facilities, officers, legal staff, employees, independent public accountants and legal counsel of Maxtor and
(ii) permit the Purchasers and their employees, representatives, counsel and accountants to make copies and retain other documentation with respect to Maxtor and the operations, financial position, prospects and Properties of Maxtor (subject to reasonable limitations on the copying and retention of key nonpublic technical information).

          (b) Any information disclosed by the parties pursuant hereto or in connection with the transactions contemplated herein shall be subject to the Nondisclosure Agreement between the Maxtor and HEI dated as of May 1, 1993. Maxtor will use its best efforts to mark "CONFIDENTIAL" the confidential documents given to the Purchasers after the date hereof, but (notwithstanding the terms of such Nondisclosure Agreement) the failure to so mark (or to have so marked after August 18, 1993) will not prejudice Maxtor's rights thereunder if the document was in fact confidential.

     9.4   Publicity.

          Until the Closing or the termination of this Agreement in accordance with its terms, none of the Purchasers or Maxtor shall, directly or indirectly, issue any press release, or make any public statement, concerning the transactions contemplated by this Agreement without the prior written consent of all of the Purchasers (in the case of such a release or statement by Maxtor) or of Maxtor (in the case of such a release, statement by a Purchaser). This Section 9.4 shall not, however, preclude any party from making any disclosure required by applicable law, provided that in the event any party, or any officer, director, employee, agent or representative of a party, believes that any press release, public statement or other disclosure is so required, such party will notify and consult with the other parties with respect thereto as promptly as is practicable under the circumstances.

     9.5   Cooperation On Other Matters.

          (a) Subject to the Nondisclosure Agreement referred to in Section 9.3(b), Maxtor agrees to cooperate where feasible with the Purchasers on research and development, marketing and manufacturing matters, including involving members of the Purchasers' staffs in future product and manufacturing development efforts and providing the Purchasers and their Affiliates the opportunity to participate on a most-favored supplier basis in supplying components for use in Maxtor products, such as DRAMs and SRAMs and in providing subcontract manufacturing services. Such cooperation shall include, among other things, entering into royalty-free cross-licenses, exchanges or similar transactions relating to patents for disk drive components such as ASICs, heads, motors, media, printed circuit board assemblies and mechanical parts and, subject to the consent of Kubota Corporation, relating to magneto-optical disk drives; and such other cooperation on technical and marketing matters as is contemplated by this Section 9.5 and as shall be mutually agreed upon after the Closing. Maxtor will supply disk drives to HEI for use in its systems on a most-favored customer basis. Maxtor will consult with the Purchasers concerning the appropriate strategy for Maxtor's interest in Maxoptix.

          (b) Maxtor and the Purchasers will each have the opportunity to designate employees to be employed, on mutually agreeable terms, by the other. At the Purchasers' request made at a time when the right to nominate the Chairman of the Board in accordance with paragraph D(5) of Article FOURTH of the Restated Articles continues in effect, one of the directors nominated by them will be appointed an executive officer and employee of Maxtor, with a mutually agreed title and responsibilities, who will be included in ongoing senior management reporting and discussion. The Purchasers and Maxtor will mutually agree on arrangements for ongoing reporting of Maxtor financial, business and product information.

     9.6   Shareholder Approval.

          Maxtor shall promptly submit to its Shareholders for approval both the transactions contemplated by this Agreement and the Restated Articles, and shall furnish the Purchasers drafts of the related proxy statement not less than 5 Business Days prior to its filing. Subject to the fiduciary obligations of its directors, Maxtor will use its best efforts to obtain such approval.

     9.7   Consummation of Closing.

          Each party to this Agreement agrees to use its best efforts to cause the conditions to Closing to be satisfied and not to willfully take any action which would prevent a condition to Closing from being satisfied, including without limitation any action that would have the effect of making any representation or warranty contained in this Agreement or in any document to be delivered pursuant to this Agreement untrue. Each party will cooperate as reasonably requested by another party in submitting any necessary filing with an Governmental Agency or providing information concerning such party to any Governmental Agency.
The obligations of Maxtor under this Section 9.7 will be subject to the fiduciary obligations of its directors as stated in
Section 9.2(ii), and Maxtor will notify the Purchasers immediately if the Maxtor board of directors takes or determines to take any action inconsistent with this Section 9.7 (excluding this sentence) pursuant to such fiduciary duties.

     9.8   Export Controls.

          Each of the Purchasers agree not to export, directly or indirectly, (a) any technical data it has or will acquire from Maxtor pursuant to this Agreement, or (b) any product utilizing any such data, to any country for which any U.S. Governmental Agency at the time of export requires an export license or other governmental approval without first obtaining such license or approval.

    9.9   Termination.

          (a) The "Last Closing Date" shall be November 24 , 1993 or, if an extension (for up to 45 days) is requested by a Purchaser or Maxtor to secure a required consent of a Governmental Agency and such extension is consented to by all other parties, which consent shall not be unreasonably withheld, the extended date so requested. Any party shall have the right to terminate any further obligation it has hereunder (other than under Sections 6.3, 9.3(b) and 9.8 which shall survive any such termination) if (i) the Closing has not occurred by the Last Closing Date (including any such extension), and (ii) such nonoccurrence does not proximately result from a breach hereof by the terminating party. In addition, this Agreement and any further obligations of the parties hereunder (other than under Sections 6.4, 9.3(b) and 9.8, which shall survive any such termination) may be terminated at any time prior to the Closing Date, whether before or after Shareholder approval of the transactions, by mutual consent of Maxtor and the Purchasers by action taken by their respective Boards of Directors or by Maxtor in connection with entering into another agreement pursuant to
Section 9.2(ii).

            (b) If Maxtor terminates this Agreement, pursuant to Section 9.2(ii) or 9.9(a) or otherwise, and Maxtor, prior to January 18, 1994, consummates a transaction or enters into a definitive agreement to consummate a transaction that involves the sale or acquisition of Maxtor or the issuance of additional shares of Maxtor stock (other than shares issued pursuant to the employee benefit plans listed in SCHEDULE 2.15 or issued in a public offering) to any party other than a Purchaser and which has a higher value to Maxtor than the transaction contemplated herein, then Maxtor agrees to pay the Purchasers (pro rata according to the number of Shares to be purchased by each) $4,000,000 simultaneously with the consummation of such transaction; provided, however, that Maxtor shall have no obligation to pay such amount if (i) Maxtor shall have terminated this Agreement due to an intentional misstatement, an intentional omission or an intentional breach by a Purchaser of one or more representations or warranties contained in Section 3 hereof or
(ii) a Purchaser shall have willfully and materially breached a material covenant of such Purchaser contained herein. In the case of a termination by Maxtor pursuant to Section 9.2(ii), the payment of such amount (together with any interest owing under Section 9.12) shall constitute the sole compensation and remedy owing to the Purchasers from Maxtor or any third party on account of such termination (without prejudice to Maxtor's obligations under this Agreement which survive such termination).

     9.10   Other Agreements Superseded; Waiver and
         Modification, Etc.

          This Agreement supersedes all prior agreements or understandings (including, without limitation the Letter of Intent) written or oral, between Maxtor and any of the Purchasers, relating to the acquisition of shares of Maxtor, and incorporates the entire understanding of the parties with respect thereto; provided that any and all remedies that would in the absence of this Section 9.10 be available for any breach of paragraph 8, 9, 11, 12, 13 or 14 of such Letter of Intent occurring prior to the parties' entering into this Agreement shall continue to be available and enforceable.

          This Agreement may be amended or supplemented only by a written instrument signed by the party against whom the amendment or supplement is sought to be enforced. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party.

     9.11   Notices.

          Any notice or other communication under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telefax with receipt verified by printout of the transmitting machine (or otherwise confirmed in writing, in which case the notice shall be deemed given when such written confirmation is received):

               (a) If to any Purchaser:

                   Hyundai Electronics Industries Co., Ltd.
                   66, Jeokeon-dong, Chongro-Ku
                   Seoul, Korea
                   Attn:  Corporate Planning and Coordination
                             Office
                   Fax: 011-82-2-733-2145, -2146 or -2147

                   with a copy to:

                   McCutchen, Doyle, Brown & Enersen
                   Three Embarcadero Center
                   San Francisco, California  94111
                   Attn:  Bartley C. Deamer
                   Fax:  (415) 393-2286

               (b) If to Maxtor:

                   211 River Oaks Parkway
                   San Jose, CA  95134
                   Attn:  Mark Chandler, General Counsel
                   Fax: (408)432-4169

                   with a copy to:

                   Ware & Freidenrich
                   400 Hamilton Avenue
                   Palo Alto, California  94301
                   Attn:  Howard Clowes
                   Fax:  (415) 327-3699

Unless otherwise expressly stated therein, any notice given by HEI shall be deemed to be given by all Purchasers.

     9.12   Interest.

          Any amounts due under Sections 6.2, 6.3, 8.4 and 9.9(b) shall bear interest at the Agreed Rate from the time payment is due to the time of payment.

     9.13   Law Governing; Federal Forum.

               (a) This Agreement shall be construed in accordance with and governed by the laws of the State of California.

               (b) If any action is brought within the United
States under or relating to this Agreement and the federal trial courts have jurisdiction over the subject matter of such action, such action may be brought only in such federal courts.

     9.14   Successors; Assignability.

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability hereunder may be assigned by either of the parties hereto without the prior written consent of the other parties hereto with the exception of any assignment by one Purchaser to another Purchaser or an Affiliate of such Purchaser or another Purchaser. (Any such assignment to another Purchaser or such Affiliate will not, however, relieve the assigning Purchaser of its obligations hereunder.)

     9.15   Counterparts.

          This Agreement may be executed in any number of counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument.

     9.16   Parties in Interest.

          Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third Person to any party hereto or give any third Person any right of subrogation or action over against any party hereto.

     9.17   References.

          Unless expressly indicated to the contrary, all references herein to Sections and Exhibits refer to the specified part of this Agreement and all references to Schedules refer to the specified Schedule of the Disclosure Memorandum. All terms such as "herein," "hereby" or "hereunder" refer to this Agreement as a whole.

     9.18   Headings.

          The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted as though they did not appear herein.

     9.19   Fair Construction.

          This Agreement shall be given fair and reasonable construction in accordance with the intention of the parties. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the Person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement. It shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

     9.20   Business Days.

          If the date on or by which any act is required to be performed hereunder is not a Business Day, such date shall be extended to the next Business Day.


SECTION 10.   GLOSSARY

          As used in this Agreement, the following terms have the respective meanings set forth below or in the location indicated:

         Affiliate--any Person which controls, is controlled by or is under common control with, another Person. For purposes of this definition, "control" means the ability, directly or indirectly, to elect or designate (in the absence of particular events or circumstances) a majority of the directors (or Persons performing a similar function) of a Person.

         Agreed Rate--interest rate equal to 2% per year over the rate announced by Bank of America National Trust and Savings Association as its then-current reference rate or the maximum lawful rate, whichever is less.

         Agreement--This Stock Purchase Agreement, including the
         Exhibits hereto and the Disclosure Memorandum, as it or they may be amended from time to time in accordance with its terms.

         Annual Financial Statements--Section 2.7.

         Business Day--Any day which is not a Saturday, Sunday or a bank holiday in the State of California or the Republic of Korea.

         Closing--Section 1.2.

         Closing Date--Section 1.2.

         Common Stock--Section 1.1.

         Disclosure Memorandum--The disclosure memorandum of even date herewith executed by the parties hereto, containing the Schedules referred to in Section 2 and any exceptions to the representations and warranties made in
         Section 2.

         Employee Plan--(i) each pension plan as defined in
         Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is qualified (or states in the plan document or any government filing that it is qualified) under Section 401 of the Code and which Maxtor sponsors or contributes to or with respect to which Maxtor has or could incur any obligation or liability; (ii) each pro plan, stock option, pension, severance, retirement or incentive compensation plan and any other benefit plan or program and (iii) each welfare plan as defined in Section 3(1) of ERISA.

         GAAP--Section 2.7.

         Governmental Agency--Any federal, state, local or foreign government or any political subdivision thereof
         (including without limitation the executive and legislative branches thereof) or any department, commission, board, bureau, agency, court, panel or other instrumentality of any kind of any of the foregoing.

         Governmental Requirement--any federal, state, local or foreign statute, law, order, judgment, decree, regulation or permit or any requirement of any Governmental Agency.

         HEI--Introductory paragraphs.

         Indemnified Parties--Section 8.4.

         Indemnifying Parties--Section 8.4.

         Intellectual Property Rights--Section 2.10.

         Interim Financial Statements--Section 2.7.

         Knowledge--Known to any executive officer or the principal legal officer, the principal human resources officer or the principal environmental officer of the entity making the representation without any additional investigation other than inquiry of key employees reporting to such executive or other officer.

         Last Closing Date--Section 9.9.

         Letter of Intent--Section 6.3(i).

         Losses--Section 6.3.

         Major Subsidiary--Any Subsidiary with more than 50 employees as of the date of this Agreement.

         Material Adverse Effect--With respect to Maxtor, a material adverse effect, singly or cumulatively, on the business, Properties, liabilities, financial condition, operations or prospects of Maxtor and the Subsidiaries
         taken as a whole.   With respect to a Purchaser, a
         material adverse effect on the business, Properties, liabilities, financial conditions, operations or prospects of such Purchaser.

         Maxtor--Introductory paragraphs.

         Person--An individual, partnership, corporation, trust or unincorporated organization or a Governmental Agency.

         Property--Any interest in any kind of property, asset or right, whether real, personal or mixed, tangible or intangible, and wherever located.

         Purchase Price--Section 1.1.

         Purchaser--Introductory paragraphs.

         Purchaser Party--Section 6.3.

         Registration Expenses--Section 8.3.

         Regulated Material--Any substance, material or solid or other waste that is, or whose release or disposal is, subject to any Governmental Requirement or regulated by any Governmental Agency with jurisdiction or whose release or disposal is actionable under applicable law.

         Restated Articles--Section 4.12.

         Rights Agreement--The Rights Agreement dated as of
         January 27, 1988 between Maxtor and Bank of America
         National Trust and Savings Association.

         SEC--United States Securities and Exchange Commission.

         Securities Act--the Securities Act of 1933, as amended.

         Selling Expenses--Section 8.3.

         Shareholder--A shareholder of Maxtor.

         Shares--Introductory paragraphs.

         Stock Rights--Section 2.6.

         Subsidiaries--Section 2.5.

         Taxes/Tax--Any and all federal, state, county, local or foreign taxes, charges, levies, fees, imposts or other assessments of any nature whatsoever, including, without limitation, income tax, profits tax, gross receipts tax, corporation tax, capital transfer tax, stamp duty and value added tax, payroll tax, sales tax, employment tax, use tax, property tax, excise tax, withholding taxes, environmental or superfund taxes, development gains tax, national insurance and earnings-related contributions, income tax payable by way of pay-as-you-earn deductions, and all costs, charges, interest, penalties, surcharges and expenses related thereto or to any disallowance of any claim with respect thereto.


          IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.


                             MAXTOR CORPORATION


                             By
                               Laurence R. Hootnick
                               President and Chief
                               Executive Officer



                             HYUNDAI ELECTRONICS INDUSTRIES
                               CO., LTD.


                             By
                               Joo Yong Kim
                               President and
                               Representative Director

                             Class A Common Stock to be
                             purchased:  5,844,000 shares

                             Aggregate purchase price:
                              $44,998,800



                             HYUNDAI HEAVY INDUSTRIES
                               CO., LTD.


                             By
                               Joo Yong Kim
                               Attorney-in-Fact

                             Class A Common Stock to be
                             purchased:  4,870,000 shares

                             Aggregate purchase price:
                              $37,499,000


                             HYUNDAI CORPORATION


                             By
                               Joo Yong Kim
                               Attorney-in-Fact

                             Class A Common Stock to be
                             purchased:  4,870,000 shares

                             Aggregate purchase price:
                              $37,499,000



                             HYUNDAI MERCHANT MARINE CO., LTD.


                             By
                               Joo Yong Kim
                               Attorney-in-Fact

                             Class A Common Stock to be
                             purchased:  3,896,000 shares

                             Aggregate purchase price:
                              $29,999,200